                                  EXHIBIT 20.1

                        RESIGNATION LETTER OF BILL GROSS
                              DATED MARCH 24, 1998

[idealab! Letterhead]



March 24, 1998



Mr. Robert McNulty, CEO
Shopping.com
2101 E. Coast Hwy., Garden Level
Corona del Mar, CA 92625

Board of Directors
Shopping.com

Dear Bob:

As stated in my email of yesterday, I hereby tender my resignation as Chairman of the Board of Shopping.com effective immediately.

As Chairman of idealab!, I have made a commitment to my shareholder to devote my time to early-stage, incubating companies and not serve on the Board of public companies.

Best Regards,

/s/ Bill Gross


Bill Gross
Chairman

BG:icj

cc:     Mark Asdourian, Esq.
        Law Office of Mark Asdourian
        4 Hutton Center Avenue, Suite 200
        Santa Ana, California CA 92707







                                       6